LEEWARD CAPITAL CORP.

#4, 1922 - 9th Avenue SE

Tel (403) 265-4077

Calgary, Alberta T2G OV2

Fax (403) 265-6410

June 9, 2006

Mr. Gary J. Nazar

QUAD ENERGY SA

900 Elveden House

Calgary, AB T2P OZ3

Dear Gary:

RE: Letter of Intent to Option the Set Ga Done Gold Property, Shan State, Myanmar

THIS AGREEMENT made effective as of the 9th day of June, 2006

BETWEEN:

QUAD ENERGY SA

#900, 717 – 7 Avenue SW

Calgary, Alberta T2P OZ3

AND:

LEEWARD CAPITAL CORP.

#4, 1922 – 9 Avenue SE

Calgary, Alberta T2G OV2

AND:

JET GOLD CORP.

#1120, 475 Howe Street

Vancouver, BC V6C 1B3

WHEREAS:

Jet Gold Corp. and Leeward Capital Corp. (hereinafter referred as the Optionors) represent that they are currently the sole beneficial owner of an undivided 75% interest in the Set Ga Done property in Shan State, the Union of Myanmar.

The Optionors wish to grant to Quad Energy SA (hereinafter referred to as the Optionee) the exclusive right and option to acquire an undivided 51% interest right title in the Set Ga Done Property under the terms and conditions hereinafter set forth.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT for and in consideration of the mutual covenants herein due mutually agree as follows.

COVENANTS OF THE OPTIONORS

The Optionors will provide all files, technical reports, and records regarding the property to the Optionee.

The Optionors will provide any and all notices and correspondence from the Government of the Union of Myanmar to the Optionee.

The Optionors will not do any act which would or might in any way adversely affect the rights of the Optionee hereunder.

The Optionors shall be responsible for the timely filings with the various agencies of the government of the Union of Myanmar.

COVENANTS OF THE OPTIONEE

The Optionee shall expend US$700,000 in exploration on the Set Ga Done Property before January 7, 2008 and maintain Leeward Tiger's office in Yangon, Myanmar along with a secretary, legal counsel, auditors, and other office expenses. Said expenditures are estimated in the attached budget and program.

The Optionee will maintain the property in good standing as required under the agreement with the Department of Geological Survey and Mineral Exploration (DGSE).

The Optionee will be the operator under this agreement. Services of Taiga Consultants Ltd. for administrative and technical purposes will be utilized under the direction of the Optionee.

The Optionee will deliver to the Optionors copies of any and all technical reports generated during the exploration of the Set Ga Done property.

AREA OF INTEREST

The area of interest shall be construed as the original area of the Set Ga Done Property and a ten kilometer boundary around the original 700 square kilometer property.

TRANSFER OF TITLE

Upon the Optionee making exploration expenditures of $700,000 within the stipulated time, the Optionee will have earned the right to exercise its option. Upon exercising its option, that is, when the Optionee has earned its undivided 51% interest in the property; shares will be issued reflecting said interest in Leeward Tiger Limited, which holds the title for the Optionors.

An initial payment of $15,000 is due on signing and the remain expenditures paid according to the schedule attached to the time line presented in proposed budget.

OPTION ONLY

This is an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obliging the Optionee to do any acts or make any payments herein under, and any act or acts or payments shall be made.

TEMINATION

The Optionee retains the right to terminate this agreement at any time by giving thirty (30) days written notice to the Optionors. If the full amount of US$700,000 has not been expended by the Optionee, then the Optionee shall earn a prorate share of the undivided interest equivalent to the Optionee expenditure based on the following formula.

For each 1% undivided interest earned, the Optionee shall expend US$13,725 ( i.e. US$700,000 to earn 51%). Should the Optionee terminate this agreement prior to expending US$700,000, said prorated interest earned will be subject to a buy-out by the remaining partners for an amount equal to the amount expended to earn such a percentage interest. The timing of such payment will be at the discretion of the Optionors, but in no event shall be greater than 45 days after the Optionors give notice that they intend to buy out the Optionee's earned interest.

ENUREMENT

This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

FORCE MAJEURE

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control including but not limited to Acts of God, fire, flood, explosion, terrorism, war, civil insurrections, strike, regulations or orders of any constituted governmental authority or non-availability of materials, equipment or transport.

FURTHER ASSURANCES

Each party will at any time and from time to time, upon the request of the other party, execute and deliver such further documents and do such acts and things as the other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions and intent and meaning of this agreement.

NOTICE

Any notice, direction or other instrument required under this agreement shall be given by communicating with the Optionors or Optionee as per the addresses noted in this option agreement.

FORMAL AGREEMENT

Upon completion of due diligence by the Optionee, a formal Joint Venture agreement will be entered into between the Optionors and the Optionee. The formal option agreement will include, but not be limited to, the conditions contained in this letter agreement.

TIME OF ESSENCE

Time shall be of the essence in the performance of this agreement.

SIGNITURE IN COUNTERPART

This agreement may be executed in separate counterparts, and all such executed counterparts when taken together shall constitute one (1) resolution. The company shall be entitled to relay on the delivery of a facsimile copy of the executed agreement and such facsimile copy shall be legally effective to create a valid and binding agreement

ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first written above.